Exhibit 10.44a

CORNELL COMPANIES DEFERRED BONUS PLAN

Cornell Companies, Inc., a Delaware corporation, adopted the Cornell Companies Deferred Bonus Plan (the “Plan”), effective October 1st, 2001 for the benefit of selected  employees.

The Plan is a nonqualified deferred compensation plan pursuant to which the Company (as hereinafter defined) has awarded and may in the future award Employees of the Company a Bonus.  The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.  The Plan is unfunded for tax purposes and for purposes of Title I of ERISA.  The Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future.

ARTICLE I

DEFINITIONS

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below, unless the context clearly indicates to the contrary.

“Accounting Date” shall mean the end of each day that the New York Stock Exchange is open and conducting business.

“Administrator” shall mean the Company, acting through the Chief Administrative Officer of the Company.  The Administrator shall have all the duties and responsibilities imposed by ERISA, except as specifically assigned, delegated to or reserved to the Board of Directors or Compensation Committee under the Plan.

“Affiliate” shall mean any employer that, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his delegate under Code Sections 414(b), 414(c), 414(m), and 415(h) and any other entity required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).

“Beneficiary” shall mean the person or persons, as designated by the Participant, on whose behalf benefits may be payable under the Plan after the Participant’s death.

“Board of Directors” shall mean the Board of Directors of Cornell Companies, Inc.  The Board of Directors may delegate any powers or duties to the Compensation Committee, the Administrator or any other person or persons.

“Bonus” shall mean the Bonus awarded pursuant to Section 3.1 of the Plan.

“Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a)                                  the date Cornell merges or consolidates with any other entity, and the stockholders of Cornell do not own, directly or indirectly, at least 50% of the voting capital stock of the surviving entity;

(b)                                 the date Cornell sells all or substantially all of its assets to any other person or entity; provided that the sale or other transfer of the Company’s facilities to a real estate investment trust, in a sale-leaseback transaction, or any similar transaction shall not be considered a sale of all or substantially all of Cornell’s assets;

(c)                                the date Cornell is dissolved;

(d)                                 the date any third person or entity together with its affiliates become, directly or indirectly, the beneficial owner of 51% of the Voting Stock of Cornell; or

(e)                                  the date the individuals who constitute the members of the Board of Directors (“Incumbent Board”) as of the effective date of this Plan  cease for any reason to constitute at least a majority thereof, provided that for purposes of this clause (e) any person becoming a director whose election or nomination for election by Cornell’s stockholders was approved by a vote of at least eighty percent (80%) of the directors comprising the Incumbent Board (either by the specific vote or approval of the proxy statement of Cornell in which such person is named as a nominee for director, without objection by such person to such a nomination) shall be, for purposes of this clause (e), considered as though such person was a member of the Incumbent Board;

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Cornell Companies, Inc. and any Affiliate that subsequently adopts the Plan as a whole or as to any one or more divisions, in accordance with Section 11.3(b), and any successor company which continues the Plan under Section 11.3(a), acting in each case through its Board of Directors.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors.

“Cornell” shall mean Cornell Companies, Inc., a Delaware Corporation.

“Date Vesting Commences” shall mean the date set forth in accordance with Section 4.1  of the Plan.

“Disability” shall mean a Participant’s disability, as defined by the then current policies of the Company.

“Employee” shall mean any person who renders services to a Company in the status of an employee as that term is defined in Code Section 3121(d), including officers but not including:

(a)                                  directors who serve solely in that capacity;

(b)                                 attorneys, accountants, and other persons doing independent work for the Company where the relationship of employer and employee does not exist between said person and the Company; and

(c)                                  leased employees treated as Employees of the Company pursuant to Code Sections 414(n) and 414(o).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Investment Options” shall be any mutual fund made available from time to time by the Company and the common stock of Cornell.  The Company may add additional Investment Options or delete same by written notice to the Trustee.

“Nonqualified Deferred Bonus Account” of a Participant shall mean the bookkeeping account established on behalf of the Participant in accordance with Section 5.2 of the Plan.

“Participant” shall mean any Employee selected to participate in the Plan in accordance with Section 2.1 of the Plan.

“Plan” shall mean this Cornell Companies Deferred Bonus Plan.

“Plan Quarter” shall mean the three-month periods ending on March 31, June 30, September 30, and December 31 of each Plan Year.

“Plan Year” shall mean the twelve-month period commencing on January 1 and ending on December 31 (except that the first Plan Year shall begin on the effective date of the Plan and end on December 31, 2001).

“Separation from Service” of an Employee shall mean his discharge by the Company, or a material reduction or alteration in his title, responsibilities or his compensation, a relocation greater than fifty (50) miles from his office location as of the effective date of the Plan, or the Participant’s voluntary resignation due to a material reduction or alteration in his title, responsibilities or his compensation, or a relocation greater than fifty (50) miles from his office location as of the effective date of the Plan.  A leave of absence or sick leave authorized by the Company in accordance with established policies (other than for Disability), a vacation period, or a military leave shall not constitute a Separation from Service; except that failure to return to work upon expiration of any leave of absence, sick leave, or vacation or after expiration of a military leave shall be considered a voluntary resignation effective as of the date of expiration of such leave of absence, sick leave, vacation, temporary layoff or military leave.

“Trust Agreement” shall mean the Cornell Companies Nonqualified Trust, a “Rabbi Trust.”

“Trust Fund” shall mean the trust fund established pursuant to the terms of the Trust Agreement.

“Trustee” shall mean the corporate trustee or trustees or the individual trustee or trustees, as the case may be, appointed from time to time pursuant to the provisions of the Trust Agreement to administer the Trust Fund.

“Voting Stock” shall mean all of the outstanding shares of capital stock of Cornell entitled to vote generally in elections for directors, considered as one class; provided, however, that if Cornell has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

ARTICLE II

SELECTION OF PARTICIPANTS

Section 2.1 - Selection of Participants. The Compensation Committee shall select the Employees of the Company that shall participate in the Plan.  A Participant so selected shall be named on Attachment 1 to this Agreement.  A separate Attachment 1 shall be created for each Participant.

Section 2.2.  Requirements of Participants.  Any Employee who qualifies for the definition of “highly compensated” employee according to Code Section 414(q), who is selected by the Compensation Committee, and who otherwise enters into certain contractual agreements with Cornell if so requested, shall become a Participant in the Plan.  Such employees shall be (i) officers and executives of the Company; or (ii) in management positions which report directly to a Company President or Corporate Officer; or (iii) marketing managers with responsibility for the acquisition of new business; or (iv) program managers and other P&L managers who have overall performance responsibilities for significant contracts; or (v) other key employees of the Company who have a job assignment with significant impact on profits, operating effectiveness, and overall success of the Company.

ARTICLE III

BONUS

Section 3.1 - The Compensation Committee shall determine the dollar amount of the Bonus to be awarded to each Participant selected pursuant to Section 2.1 of the Plan.

Section 3.2 - The dollar amount of the Bonus determined pursuant to Section 3.1 shall be entered on the Attachment 1 created for the Participant.

ARTICLE IV

VESTING

Section 4.1 - Vesting Period.  The Bonus awarded to a Participant shall vest 100% on the date determined by the Compensation Committee.  Attachment 1, created for each Participant, shall define the vesting schedule and any other terms and conditions of vesting not otherwise described in Article IV.

Section 4.2 - Three Year Vesting.  If the Company achieves a $1.56 earnings per share (as determined under Generally Accepted Accounting Principles in effect on the Date Vesting Commences and excluding any “start-up expenses”) (“EPS”) determined as of the end of 2004 (or in the event the Company commences operation of the Pike County Correctional Facility (the Southeast Federal Bureau of Prisons project) the Company must achieve $1.76 EPS determined as of the end of 2004), the Bonus awarded to a Participant shall vest sixty percent (60%) as of the last day of 2004, whether or not the Participant was otherwise vested in the Bonus.

Section 4.3 - Death, Disability, or Change in Control.  If any Participant shall die or suffer Disability while employed by the Company; or if a Change in Control should occur, the Participant shall be deemed to be 100% vested in his Bonus, whether or not the Participant was otherwise vested in the Bonus.

Section 4.4 – Hypothetical Investment Gains Vesting.  With respect to any portion of the Bonus allocated pursuant to Section 6.2, other than the portion of such Bonus vested pursuant to Sections 4.1-4.3 (the “Cash Bonus”), to the extent there is any increase in value with respect to such Cash Bonus, as determined by Cornell on a quarterly basis or at such other times as it deems appropriate, the amount of such increase shall become

100% vested at that time.  Such vested amount shall be reallocated to a vested subaccount by the Trustee of the Trust Agreement.

Section 4.5 – Vesting.  In order to become 100% vested, a Participant must accrue sixty (60) “vesting service credits”.  A vesting service credit is each month that Cornell’s pre-tax earnings before extraordinary or unusual charges or before the annualized expense of the Plan but not excluding the Plan’s startup expenses, all as defined by GAAP, exceed $600,000.00 (the “Benchmark”).  If Cornell’s pre-tax earnings as described in the preceding sentence are less than the Benchmark (such amount shall be referred to as the “Shortfall”), the Participant will receive a pro rata vesting service credit for such Shortfall month which shall be equal to the percentage of the Benchmark that was actually achieved for that month. In addition, in any subsequent month that Cornell’s pre-tax earnings (as described above) exceed the Benchmark, then the amount of such excess (determined as a  percentage of such excess over the Benchmark) shall be added to the pro rata vesting service credit credited in the prior Shortfall month.  This process by which a prior months’ Shortfall is “made up” by future months’ earnings in excess of the Benchmark shall be repeated each month until the vesting service credit for the initial Shortfall month equals one hundred percent, in which case the Participant will accrue a full vesting service credit for such initial Shortfall month.  If there are subsequent Shortfalls, then this process shall continue with respect to the oldest months’ Shortfall, which process shall be repeated as described herein.

ARTICLE V

CREDITING OF BONUS

Section 5.1 - Company Contributions.  The Company, in its sole discretion, may deposit the Bonus for each Participant under the Trust Agreement.

Section 5.2 - Participant Account.  The Administrator shall establish and maintain (or cause to be established and maintained) a bookkeeping account for each Participant, known as the Nonqualified Deferred Bonus Account, to which shall be credited the amounts determined under Section 3.1 of the Plan and credited or debited the amounts determined under Article VII of the Plan.  Such bookkeeping account may consist of subaccounts pursuant to which amounts vested pursuant to the Plan may be credited.

Section 5.3 - Assignments, etc., Prohibited. No part of the Nonqualified Deferred Bonus Account of a Participant shall be liable for the debts, contracts, or engagements of any Participant, his Beneficiaries or successors in interest, or be taken in execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever, except to designate a Beneficiary as provided herein.

ARTICLE VI

INVESTMENT OPTIONS

Section 6.1 - Investment in Common Stock of Cornell Companies, Inc.  The Compensation Committee shall determine the dollar amount of the Bonus amount that shall be allocated in the form of common stock of Cornell.

Section 6.2 - Investment in Investment Funds.  The balance of the Bonus amount shall be allocated among the Investment Options as directed by the Company,  or the Participant if so authorized, from time to time.

ARTICLE VII

VALUATION OF ACCOUNTS

Each Participant’s Nonqualified Deferred Bonus  Account shall be valued as of each Accounting Date following the effective date of the Plan, based upon the fair market value of the assets of each Nonqualified Deferred Bonus Account, as determined by the Trustee.  In determining such fair market value, each Nonqualified Deferred Bonus Account shall include adjustments regarding all dividends, interest income, other investment income and expenses, investment management fees and expenses, administrative fees and expenses, applicable taxes, and authorized withdrawals.

ARTICLE VIII

BENEFITS

Section 8.1 - Manner and Time of Distributions.  The Bonus shall be paid to the Participant commencing at such time, in such form and over such period of time as set by the Compensation Committee.  The date payments are to commence,  the form of payment, the period over which payments are to be made, and any other limitations on payments shall be entered on the Attachment 1 created for the Participant.

Section 8.2 - Payment upon Death, Disability or Change in Control.  All payment required to be made as a result of death, Disability or Change in Control, shall be paid in a lump sum to the Participant or his Beneficiaries within thirty (30) calendar days after the Participant’s death, Disability or a Change in Control,

Section 8.3 – Distribution in  Common Stock of Cornell.  A Participant or his Beneficiary shall receive the vested portion of his Nonqualified Deferred Bonus Account which is credited with Cornell common stock in the form of common stock of Cornell, unless such Participant (or Beneficiary) has filed a timely election with the Administrator to receive the cash proceeds of such Investment Option (which the Administrator in its sole discretion has accepted).

Section 8.4 - Distribution Withholding. Any tax withholding required with respect to any Plan distributions may be made (i) from the mutual fund portion of the Participant’s Investment Options, (ii) by the Participant remitting directly to the Company the appropriate amount of withholding, (iii) from the portion of the Participant’s Investment Options credited with Cornell common stock (subject to applicable securities law requirements), or (iv) through any combination, as determined by the Administrator.

Section 8.5 – Tax Neutral Provision.  In the event any such Plan payment shall trigger the imposition of any excise tax, penalty or interest under Code Section 280G, 4999, or any other similar provisions, the Company shall pay to such Participant additional amounts hereunder so as to cause the Participant to be tax neutral to at the imposition of such excise tax, penalty or interest.

Section 8.6 - Effect of Failure to Locate Distributee. If the person to whom benefits are payable hereunder has not been ascertained or located within one (1) year after the payments are to be made, the amount of his Nonqualified Deferred Bonus Account shall be forfeited and such amounts shall be removed from such account and returned to the Company.

ARTICLE IX

DISTRIBUTIONS IN THE EVENT OF TAXATION

Should any amounts contained in a Participant’s Nonqualified Deferred Bonus Account become subject to taxation by the Internal Revenue Service of the U.S. Government prior to the actual receipt thereof by the Participant, or his Beneficiary, then such amounts shall become immediately payable thereto in a lump sum distribution.  Such distribution shall be subject to all withholding required by law.

ARTICLE X

ADMINISTRATIVE PROVISIONS

Section 10.1 - Administrator’s Duties and Powers.

(a)                                  The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Among its necessary powers and duties, are the following:

(i)                                     to delegate all or part of its function as Administrator to others and revoke any such delegation;

(ii)                                  to determine questions of eligibility of Participants and their entitlement to benefits;

(iii)                             to select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians, or other persons to render service or advice with regard to any responsibility the Administrator or the Company has under the Plan, or otherwise, to designate such persons to carry out responsibilities, and (with the Company and its officers, trustees, and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith;

(iv)                            to interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation; and

(v)                                 to adopt rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b)                                 Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

Section 10.2 - Limitation Upon Powers. The Plan shall be uniformly and consistently administered, interpreted, and applied with regard to all Participants in similar circumstances.

Section 10.3 - Indemnification by the Company: Liability Insurance.

(a)                                  The Company shall pay or reimburse the Administrator for all expenses incurred thereby and shall indemnify and hold it harmless from, all claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of the performance of its Plan functions.  This indemnification shall survive the termination of the Plan and the distribution of all Trust Funds.

(b)                                 The Company shall obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 10.4 - Recordkeeping.

(a)                                  The Administrator shall maintain, or cause to be maintained, suitable records as follows:

(i)                                     records of each Participant’s Nonqualified Deferred Bonus Account which shall show, among other things, the gains and losses within such account; and

(ii)                                  records of its deliberations and decisions.

(b)                                 The Administrator may appoint a secretary to keep records of proceedings, to transmit its decisions, instructions, consents, or directions to any interested party, and to execute and file, on behalf of the Administrator, such documents, reports, or other matters as may be necessary or appropriate under ERISA and to perform other ministerial acts.

(c)                                  The Administrator shall not be required to maintain any records or accounts, which duplicate any records or accounts maintained by the Company.

Section 10.5 - Statement to Participants. Within sixty day 60) days after the last day of each Plan Quarter, the Administrator shall furnish (or cause to be furnished) to each Participant a statement setting forth the value of his Nonqualified Deferred Bonus Account and such other information as the Administrator shall deem appropriate.

Section 10.6 - Inspection of Records. Copies of the Plan and records of a Participant’s Nonqualified Deferred Bonus Account and Attachment 1 shall be open to inspection by him or his duly authorized representatives at the office of the Company at any reasonable business hour.

Section 10.7 - Service in More than One Capacity.  Any person or group of persons may serve in more than one capacity with respect to the Plan.

Section 10.8 - Accounting for Distributions. Records for each Nonqualified Deferred Bonus Account shall be maintained by the Trustee.

Section 10.9 - ERISA Claims Procedures.  Any claims for benefits or any other claims or disputes hereunder shall be brought in accordance with the claims procedures set out in the Company’s 401(k) Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 - Termination or Amendment of the Plan.

(a)                                  Cornell shall have the right at any time to declare the Plan terminated completely as to the Company or as to any division, facility, or other operational unit thereof, and may amend same from time to time, provided that no termination or amendment shall reduce or terminate any benefit to or in respect of any Participant.

(b)                                 In the event of any such termination, the Administrator shall distribute in lump sum payment all vested Bonus amounts (including investment earnings related to vested Bonus amounts) and the Administrator shall continue to maintain the unvested

Participants’ Nonqualified Deferred Bonus Accounts and payment from, and vesting under, such Nonqualified Deferred Bonus Accounts shall be made in accordance with the Plan.

Section 11.2 - Limitation of Rights.  Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of this Plan.

Section 11.3 - Consolidation or Merger: Adoption of Plan by Other Companies.

(a)                                  There shall be no merger, consolidation with, transfer, or sale of the assets or liabilities of the Plan to any other plan unless each Participant in this Plan would have, following such event, accounts which are equal to or greater than his corresponding Nonqualified Deferred Bonus Account had the Plan been terminated immediately before such merger, consolidation, transfer, or sale.

(b)                                 An Affiliate may, with the approval of the Company, adopt the Plan as a whole company or as to any one or more divisions by resolution of its own board of directors. Such Affiliate shall give written notice of such adoption to the Administrator.

Section 11.4 - Payment on Behalf of Minor. etc. In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Administrator, and their officers, directors, and employees.

Section 11.5 - Governing Law.   This Plan shall be construed, administered, and governed in all respects under the laws of the State of Texas, and venue for any disputes shall be Harris County, Texas.

Section 11.6 - The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

Section 11.7 - Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 11.8 - References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

Section 11.9 - No Tax Guarantee. Neither this Plan, nor any representations made in connection with it, shall be construed to be assurance or guarantee of a deferral of income for income tax purposes of any amount to be paid pursuant to this Plan.

Section 11.10 - Plan Payment/Release.  All payments made pursuant to this Plan shall constitute a full release and discharge of the Company, the Administrator, and their officers, directors, and employees under this Plan.

Section 11.11 - Source of Payments.  All payments made pursuant to this Plan shall be made, at the sole discretion of Cornell, from assets accumulated under the Trust Fund, from other assets of the Company, or from any combination of the two.

IN WITNESS WHEREOF, Cornell has caused this Plan to be executed on this 1st day of October 1, 2001.

By:

/s/ Patrick Perrin

Name:

Patrick Perrin

Title:

Chief Administrative Officer